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Exhibit 10.3


                        QUOTA SHARE REINSURANCE AGREEMENT

         This QUOTA SHARE REINSURANCE AGREEMENT (the "Agreement") is made and entered into as of the 1st day of January, 1997, by and between:


         THE AETNA CASUALTY AND SURETY COMPANY, a Connecticut corporation, having its principal office at One Tower Square, Hartford, Connecticut 06183 ("Aetna"); and


         EXECUTIVE RISK INDEMNITY INC., a Delaware corporation, having its principal office at 82 Hopmeadow Street, Simsbury, Connecticut 06070 ("ERII")

on the following terms and conditions:



                          ARTICLE 1 -- BUSINESS COVERED

         This Agreement applies to all Policies (as defined below) of Aetna incepting or renewed on or after January 1, 1997 which are or have been written on behalf of Aetna by Executive Risk Management Associates ("ERMA") pursuant to the Agency and Insurance Services Agreement between Aetna and ERMA dated as of January 1, 1997 (the "1997 Agency Agreement") (the "Covered Business.")

         For the purpose of this Agreement, the term "Policies" shall mean all binders, policies, contracts, agreements, endorsements and other evidences of insurance or reinsurance constituting Covered Business.

                        ARTICLE 2 -- COVER AND RETENTION

         Aetna shall cede, and ERII shall accept by way of quota share reinsurance under this Agreement, one hundred percent (100%) of Aetna's Ultimate Net Loss (as defined in Article 5 below) under all Policies reinsured hereunder.


                             ARTICLE 3 -- TERRITORY


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         This Agreement shall apply to Policies covering risks wherever situated.

                               ARTICLE 4 -- PERIOD

         This Agreement covers all claims made on Policies incepting or renewed on and after 12:01 a.m. on January 1, 1997, including discovery period coverage and/or extended reporting endorsements attaching to such.

         This Agreement shall terminate at 11:59 p.m. on the effective date of termination of the 1997 Agency Agreement.

         In the event this Agreement is terminated for any reason (i) ERII shall remain liable for claims made under Policies reinsured hereunder and (ii) ERII shall maintain security for its obligations to Aetna so long as it is required to do so pursuant to Article 10 hereof.

                         ARTICLE 5 -- ULTIMATE NET LOSS

         The term "Ultimate Net Loss" shall mean the amount paid or payable by Aetna in the resolution of claims under the Policies. Ultimate Net Loss shall include all costs, charges and expenses (other than unallocated loss adjustment expenses) incurred by Aetna, consistent with the terms of the 1997 Agency Agreement, in connection with the resistance to, defense of, investigation of, or negotiations concerning, trial or settlement of, or recovery on, any claims or suits in respect of the Policies.

         For the purposes hereof, all salvages and recoveries by Aetna first shall be deducted from Aetna's loss to arrive at the amount of Aetna's Ultimate Net Loss. All salvages, recoveries or payments recovered or received subsequent to a claim resolution under this Agreement shall be applied as if recovered or received prior to the settlement, and all necessary adjustments shall be made by the parties to this Agreement. Nothing in this clause, however, shall be construed to mean that losses under this Agreement are not recoverable from ERII until Aetna's Ultimate Net Loss has been finally ascertained.


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                              ARTICLE 6 -- PREMIUM

         In consideration of the liabilities undertaken by ERII in accordance with the terms of this Agreement, Aetna shall pay to ERII a reinsurance premium equal to ERII's one hundred percent (100%) quota share of Aetna's Original Gross Written Premiums in respect of each and every Policy.

         As used herein, the term "Original Gross Written Premiums" shall mean the gross premium written by Aetna in respect of the Policies, less cancellations and return premiums.

                         ARTICLE 7 -- CEDING COMMISSION

         With regard to each Policy ceded to ERII under this Agreement, Aetna shall be entitled to a ceding commission equal to the aggregate of (i) the actual amount of producers' commissions with respect to such Policy and (ii) 3.5% of the Original Gross Written Premiums, as an allowance for premium taxes and all other costs and expenses whatsoever. Payment of such amounts shall be effected, on behalf of ERII, by ERMA which, pursuant to Article IV of the 1997 Agency Agreement, shall pay such producers' commissions (to the extent such commissions are not deducted by such producers) and, pursuant to Article VIII of the 1997 Agency Agreement, shall pay to Aetna such 3.5% of Original Gross Written Premiums.

                      ARTICLE 8 -- ACCOUNTS AND REMITTANCES

         ERII will, or will cause its affiliate ERMA to, render to Aetna such accounts and reports with respect to the Covered Business, and remit to Aetna all amounts owed to Aetna hereunder, in accordance with the Reporting and Accounting Convention attached to the Restructuring Agreement, dated February 13, 1997, by and among Aetna, Executive Risk Inc. and the other parties thereto, as Exhibit C thereto.

                      ARTICLE 9 -- LOSS ADJUSTMENT EXPENSE

         (a) All legal defense costs and loss adjustment expenses (including both pre-judgment and post-judgment interest paid by Aetna, but excluding unallocated loss adjustment expenses) incurred by Aetna,


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consistent with the terms of the 1997 Agency Agreement, in connection with any resistance to, defense of, investigation of, or negotiations concerning trial or settlement of, or recovery on, any claims in respect of Policies are covered hereunder.

         (b) In the event that only external legal or external loss adjustment expense (including, for example, rescission and declaratory judgment expense) is incurred by Aetna in connection with an attempt to mitigate any loss or potential loss covered by a Policy, and such expense is not otherwise covered under the original Policy, then such expense shall be treated as if it was a loss for the purposes of determining any recovery under this Agreement. In the event that such an expense is incurred by Aetna in addition to a loss covered by the original Policy, such expense will be paid in addition to such loss.

                         ARTICLE 10 -- LETTER OF CREDIT

         (a) On or before March 1, 1997, ERII shall, at its expense, deliver to Aetna a clean, irrevocable and unconditional letter of credit in the form attached as Exhibit A to this Agreement or in a form reasonably acceptable to Aetna (the "Letter of Credit") for the benefit of Aetna in the amount of $25,000,000. Subject to the terms of paragraphs (b) and (d) of this Article 10, the Letter of Credit shall be maintained in an amount equal to the lesser of (i) $25,000,000 or (ii) the aggregate amount of ERII's reserves for known outstanding losses and allocated loss adjustment expenses with respect to the Policies reinsured hereunder and the business ceded to ERII by Aetna under the Amended and Restated Quota Share Reinsurance Agreement between Aetna and ERII dated as of January 1, 1994, as amended (the "1994 Quota Share Reinsurance Agreement") (the "Case Reserves").

         (b) In the event that (i) ERII is assigned a claims paying rating by either A.M. Best Company, Inc. or Standard & Poor's Corporation, the first letter of which is "B" or lower or (ii) ERII is no longer an authorized reinsurer for purposes of credit for reinsurance under the Insurance Law of the State of Connecticut (in either case, a "Triggering Event"), the amount of the Letter of Credit shall be adjusted to the aggregate of the Case


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Reserves and ERII's reserves for unearned premiums with respect to the Policies reinsured hereunder and the business reinsured by ERII under the 1994 Quota Share Reinsurance Agreement. In the event that a Triggering Event has been cured, ERII shall provide to Aetna evidence reasonably satisfactory to Aetna that such Triggering Event has been cured and thereafter ERII and Aetna promptly shall cause the Letter of Credit to be adjusted to the amount required under paragraph (a) of this Article 10.

         (c) On a quarterly basis beginning June 30, 1997, ERII shall recalculate the Case Reserves and, if necessary pursuant to paragraph (b) of this Article 10, the unearned premium reserves and, if such recalculation results in a reduction in the required amount of the Letter of Credit, shall furnish such recalculation to Aetna, including the claim number and reserve amount for each claim. After each quarterly recalculation, ERII shall notify Aetna of any adjustments required to the amount of the Letter of Credit and ERII and Aetna promptly shall cause appropriate adjustments to be made to the Letter of Credit.

         (d) During any period that the Case Reserves are less than the aggregate amount of the reserves for known outstanding losses and allocated loss adjustment expenses ceded to Aetna by ERII and Executive Risk Specialty Insurance Company ("ERSIC") pursuant to the Quota Share Reinsurance Agreement between ERII and Aetna dated as of January 1, 1994, as amended, and the Quota Share Reinsurance Agreement between ERSIC and Aetna dated as of January 1, 1994, as amended, as determined in good faith by ERII, the obligation of ERII to maintain the Letter of Credit hereunder shall cease and ERII and Aetna promptly shall take such actions as are necessary to terminate the Letter of Credit. The obligations of ERII to maintain the Letter of Credit shall be reinstated if Case Reserves subsequently exceed the aggregate amount of reserves for known outstanding losses and allocated loss adjustment expenses ceded to Aetna by ERII and ERSIC under such agreements.


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         (e) The Letter of Credit procured pursuant to this Agreement shall be issued by Chase Manhattan Bank or another bank which is a member of the Federal Reserve and which is reasonably acceptable to Aetna.

         (f) Subject to the provisions of this Article 10, the Letter of Credit shall be "evergreen" in that it shall be issued for an initial period of not less than one year and shall be extended automatically for one year from its original expiration date and subsequently from its extended expiration dates unless and until, at least thirty days before any expiration date, the issuing bank gives written notice to Aetna that the issuing bank elects not to extend the life of the Letter of Credit in question beyond its forthcoming expiration date.

         (g) In consideration of the agreement of ERII to furnish the Letter of Credit to Aetna under this Agreement, Aetna hereby undertakes to use and apply the proceeds of any such drawings solely for the purpose of paying ERII's share or reimbursing Aetna for that share of any liability for loss or allocated loss expense reinsured by this Agreement or the 1994 Quota Share Reinsurance Agreement. Thereafter, Aetna shall refund to ERII any balance by which the amount drawn under the Letter of Credit exceeds ERII's liability for loss or allocated loss expense reinsured by this Agreement and the 1994 Quota Share Reinsurance Agreement or any other amount owing by ERII to Aetna under this Agreement or the 1994 Quota Share Agreement.

                             ARTICLE 11 -- CURRENCY

         The currency to be used for all purposes of this Agreement shall be United States of America dollars.

                   ARTICLE 12 -- EXTRA CONTRACTUAL OBLIGATIONS

         This Agreement shall protect Aetna where the losses include any Extra Contractual Obligations. "Extra Contractual Obligations" means those liabilities not covered under another provision of this Agreement and which arise from the handling of any claim under Policies, such liabilities arising because of, but not limited to, the following: failure by Aetna to settle within the policy limit, or by reason of alleged or actual negligence, fraud


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or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or production of an appeal consequent upon such action.

         The date on which an Extra Contractual Obligation is incurred by Aetna shall be deemed to be the date the original claim was made against any Policy.

         This Article shall not apply where the loss is due to the fraud of any member of the Board of Directors or corporate officer of Aetna acting individually or collectively with any individual or corporation or other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

                 ARTICLE 13 -- EXCESS OF ORIGINAL POLICY LIMITS

         This Agreement shall protect Aetna for loss in excess of the limit of Aetna's original policy, such loss in excess of the limit having been incurred because of failure by Aetna to settle within the policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

         This Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of Aetna acting individually or collectively with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

         For purposes of this Article, the word "loss" shall mean any amounts for which Aetna would have been contractually liable to pay had it not been for the limit of the original policy.


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                         ARTICLE 14 -- INADVERTENT DELAY

         No inadvertent delay, error or omission shall be held to relieve either party hereto of any liability which would have attached to such party under this Agreement if such delay, error or omission had not been made, provided that any such delay, error or omission is rectified promptly upon discovery.

                         ARTICLE 15 -- ACCESS TO RECORDS

         Each of Aetna and ERII shall place at the disposal of the other for inspection, at its respective offices, at all reasonable times, all books, records and papers in its possession regarding any insurance, reinsurance, or claims in connection with Policies ceded hereunder. It is hereby expressly agreed that the rights given to each party under this Article shall survive the termination of this Agreement for any reason.


                        ARTICLE 16 -- ORIGINAL CONDITIONS

         The liability of ERII shall follow that of Aetna, subject in all respects to the terms and conditions of the original Policies and the terms and conditions of this Agreement. Notwithstanding the foregoing, it is understood and acknowledged that this Agreement is a contract of reinsurance separate and distinct from the original Policies. Except as provided in Article 19 below, ERII will not, under any circumstances whatsoever, be or be deemed to be directly liable to the original insureds.

                    ARTICLE 17 -- AMENDMENTS AND ALTERATIONS

         The terms and provisions contained in this Agreement comprise the entire agreement between Aetna and ERII concerning the subject matter hereof. No amendment, modification or waiver of this Agreement or any provision hereof shall be binding unless in writing and signed by both parties.


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                          ARTICLE 18 -- RIGHT OF OFFSET

         Aetna or ERII may offset any balance or amount due from one party to the other, whether on account of premiums, losses or otherwise, to the extent permitted by law. This provision shall not be affected by the insolvency of either party to this Agreement.

                            ARTICLE 19 -- INSOLVENCY

         Notwithstanding any provision to the contrary in this Agreement, in the event of the insolvency of Aetna, the reinsurance provided by this Agreement shall be payable by ERII on the basis of the liability of Aetna for the business reinsured hereunder without diminution because of such insolvency, directly to Aetna or its liquidator, receiver or statutory successor, except as provided by
Section 4118(a) of the New York Insurance Law or except (a) where a contract specifically provides for another payee of such reinsurance in the event of the insolvency of Aetna and (b) where ERII, with the consent of the direct insured or insureds, has assumed such policy obligations of Aetna as direct obligations of ERII to the payees under such policies and in substitution for the obligations of Aetna to such payees.

         ERII shall be given written notice of the pendency of each claim or loss which may involve the reinsurance provided by this Agreement within a reasonable time after such claim or loss is filed in the insolvency proceeding. ERII shall have the right to investigate each such claim or loss and interpose, at its own expense, in the proceeding where the claim or loss is to be adjudicated, any defense available to Aetna, its liquidator, receiver or statutory successor. The expense thus incurred by ERII shall be chargeable, subject to court approval, against the insolvent Aetna as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to Aetna solely as a result of the defense undertaken by ERII.

         To the extent permitted by law, should Aetna go into liquidation, or should a conservator, liquidator or statutory successor be appointed, ERII shall be entitled to deduct from any sums which may be, or may become, due to Aetna under this Agreement, any sums which are due to ERII from Aetna under this Agreement


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and which are payable at a fixed or stated date, as well as any other sums due to ERII which are permitted to be offset under applicable law.

                           ARTICLE 20 -- MISCELLANEOUS

         (a) Arbitration. Any dispute arising out of this Agreement shall be resolved in accordance with the arbitration procedures set forth in Section 11.3 of the 1997 Agency Agreement.

         (b) Notices. Any notice or communication to be given hereunder by any party to another shall be in writing and shall be delivered by hand delivery, certified or registered mail (return receipt requested), facsimile transmission (receipt confirmed), or overnight express service, addressed to the respective party as follows:

         If to ERII, at:            Executive Risk Indemnity Inc.
                                    82 Hopmeadow Street
                                    Simsbury, CT  06070-7683
                                    Facsimile No.:  (860) 408-2502
                                    Attention: Robert V. Deutsch
                                               Executive Vice President

         If to Aetna, at:  The Aetna Casualty and Surety Company
                                    One Tower Square
                                    Hartford, Connecticut 06183
                                    Facsimile No.: (860) 277-3944
                                    Attention: Joseph P. Kiernan
                                               President & Chief Executive
                                               Officer, Bond

or to such other address or addresses as any party may designate to the others by like notice as set forth above. Any notice given hereunder will be deemed received on the date of hand delivery or receipt of facsimile transmission or certified or registered mailing, or one (1) business day after delivery to an overnight express service for next day delivery, as the case may be.

         (c) Reinsurance Intermediaries. No reinsurance intermediaries are involved in this Agreement.


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         (d) Amendment and Waiver. The parties hereto may amend any provision of this Agreement only by written instrument executed by each party. Any party may grant consents or waive any of its rights under this Agreement; provided, however, that each such consent or waiver shall be in writing.

         (e) Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Connecticut.

         (f) Severability. If any term or provision of this Agreement is for any reason deemed illegal or invalid, such illegality shall not affect the validity of the remainder of this Agreement, and each such term or provision shall be valid and enforceable to the fullest extent permitted by law. In the event one of the parties hereto becomes subject to any legal requirement, including, without limitation, any regulation or administrative interpretation of any insurance or other regulatory agency having authority over it, which materially adversely affects its ability to enjoy its rights under this Agreement, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties with respect to such rights as closely as possible in an acceptable manner.

         (g) Binding Effect; Assignment. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

         (h) Modifications. This Agreement may not be modified verbally, nor may it be modified by any subsequent practice or course of dealing by the parties, or in any manner other than in writing signed by the parties hereto. No waiver may modify this Agreement or affect the rights of one party with respect to any subsequent default or failure of performance by the other party.

         (i) Entire Agreement. This Agreement and related documents identified herein set forth the complete understanding of the parties relating to the specific subject matter addressed herein.


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         (j) Counterparts. This Agreement may be signed in any number of counterparts, and each of the counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute the same Agreement.

         (k) Financial Information. Any reference in this Agreement to any financial information (including any financial ratios) relating to any party hereto shall be deemed to refer to such financial information as it is prepared in accordance with generally accepted statutory accounting principles and, where applicable, as contained in the statutory-basis financial documents filed by the applicable insurer with its state of domicile.

         (l) Interpretation. This Agreement is a result of arm's-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of the Agreement, there shall be no presumption that this Agreement was prepared by any one party or that the Agreement should be construed by or in favor of any one party.


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         IN WITNESS WHEREOF, the parties hereto have, by their duly authorized representatives, executed this Agreement as of the date first above written.


                                          EXECUTIVE RISK INDEMNITY INC.


                                          By:___________________________________
                                               Its:


                                          THE AETNA CASUALTY AND SURETY COMPANY


                                          By:___________________________________
                                               Its:



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